Exhibit 99.1

Press Contact:
Patrick Van de Wille
Ashton Partners
312-553-6704 Direct
Investor Contact:
Hilary Andron
Ashton Partners
FOR IMMEDIATE RELEASE	877-934-4687
investor@kratosdefense.com

KRATOS DEFENSE & SECURITY SOLUTIONS ANNOUNCES CLOSE ON ACQUISITION OF HAVERSTICK CONSULTING, INC. AND SECURES A NEW CREDIT FACILITY OF $85 MILLION

SAN DIEGO, CA, DECEMBER 31, 2007— Kratos Defense and Security Solutions, Inc. (Nasdaq: KTOS), a leading national defense and security solutions provider, today announced that it has completed the acquisition of Haverstick Consulting, Inc., which was previously announced. The transaction was completed using a combination of cash and Kratos stock. The total purchase price was $90 million, which includes $69 million in cash and approximately 7.6 million unregistered shares of Kratos stock valued at approximately $21 million. For this transaction, Kratos successfully secured a new credit facility of $85 million arranged by KeyBanc Capital Markets (NYSE: KEY). This credit facility, which includes a $25 million line of credit and $60 million in term notes, will replace the previous credit facility of $35 million and will be used to fund the Haverstick acquisition, working capital needs, and positions Kratos to continue to execute its strategy.

“This acquisition is a major strategic milestone for Kratos and significantly expands our services and solutions in areas of competitive differentiation,” said Eric DeMarco, president and CEO of Kratos Defense & Security Solutions, Inc. “From a financial perspective, this transaction positions Kratos to generate revenue in excess of $300 million in 2008, and is expected to be immediately accretive to Kratos’ operating income and EBITDA, and equally importantly to the Company’s overall EBITDA rate which continues to increase. Free cash flow and EBITDA are two of the key financial metrics we will strive to improve upon in 2008 after our business right-sizing and rationalization resulting from the recent wireless business divestitures is complete at the end of the first quarter. Additionally, through this merger, we are adding nearly 500 highly skilled technical professionals and engineers with expertise in the areas of military weapons and target range support as well as targets and missile operations and maintenance. In addition, Haverstick has significant experience with suborbital rockets and rocket launch support services, including proprietary rights to the Orion Rocket Program, which provides mission-critical support in the area of ballistic missile O&M for the Department of Defense. Haverstick is a terrific company with great experience, long-term customer relationships, and valuable contract vehicles which will considerably expand our combined past performance qualifications allowing Kratos to qualify for and bid on larger contract vehicles. A very significant point to highlight regarding Haverstick’s contract vehicles is that virtually all of Haverstick’s government contracts are not small business or 8(A) set aside in nature.  This means that substantially all of Kratos’ existing government contracts, including those we obtain from Haverstick through this transaction, are classified as full-and-open vehicles as we enter 2008. This is very important as we move to grow the business going forward. This transaction also extends our relationship with the Navy, Air Force and a range of non-DoD agencies. This is a pivotal transaction for Kratos and positions the Company for continued growth in 2008.”

Haverstick will become a wholly owned subsidiary and operating business unit within Kratos. Haverstick’s existing management team will remain in its current Indianapolis, Indiana location. Howard Bates, formerly the Founder of Haverstick Consulting, Inc., will continue to provide leadership for the newly-formed sector which includes nearly 500 employees. Key members of the Haverstick management team are under contractual obligation to remain with Kratos to ensure the long-term success of the organization.

“I am excited to see the company we have built move into the next stage of growth and opportunity,” said Howard Bates, former president and CEO of Haverstick Consulting, Inc. “Over Haverstick’s history, we have assembled an impressive team of engineers, managers, technical experts and IT professionals and we have created some outstanding long term customer relationships. By joining forces now with Kratos, Haverstick enters into the ‘next phase’ of its business expansion with a leading government defense and security contractor that is well-positioned with the DoD and Public sector markets. In bringing the transaction to a close, I am confident this merger with Kratos is the right step for Haverstick, its employees and all of our customers. Our team looks forward to the tremendous opportunities ahead with Kratos, and I want to thank our Haverstick employees and the entire Indianapolis community for their continued support.”

Kratos will hold a conference call on Wednesday, January 2 at 1:30 p.m. Pacific Time to discuss this acquisition and other aspects of its recent business activities. The call will be webcast over the Internet and can be accessed at www.kratosdefense.com.

About Kratos Defense & Security Solutions

Based in San Diego, California, and located throughout the United States and at key military locations, Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies.  Principle services include C4ISR, weapon systems lifecycle support, military weapon range and technical services, network engineering services, advanced IT services, security and surveillance systems, and critical infrastructure design and integration. Kratos Government Solutions, Inc. is a wholly-owned subsidiary of Kratos Defense & Security Solutions, Inc. News and information is available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding the timing of closing of the acquisition, anticipated benefits to be realized from the acquisition, future financial performance and cash flows, including 2008 revenues, EBIT and EBITDA and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the closing will be delayed or that the conditions to closing will not be satisfied; risks that funding is unavailable or delayed because KeyBanc is not satisfied with the results of its due diligence investigation; risks that the anticipated benefits of the acquisition will not be achieved; risks that the integration will prove more costly, take more time, or be more distracting than currently anticipated; risks that the recent divestitures and change in business focus will cause disruption of the Company’s operations and distraction of its management; risks that the Company’s name change will cause disruption to individual and/or institutional shareholders; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that changes or cutbacks in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, and in other filings made with the Securities and Exchange Commission.